LITHIA MOTORS REPORTS RECORD JUNE USED VEHICLE SALES INCREASING 23% AND THE ACQUISITION OF TWO ADDITIONAL LOCATIONS EXPANDING NATIONAL NETWORK
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Medford, Oregon, July 7, 2020 - Lithia Motors, Inc. (NYSE: LAD) today reported significant improvements across all business lines in June compared to the results previously reported for April and May.

For the month of June, total same store vehicle unit sales increased approximately 3%, with same store new vehicle units decreasing approximately 15% and same store used vehicle units increasing approximately 23% over the same period last year. Service, body, and parts reflected a strong recovery in June, with same store sales decreasing approximately 3% for the month. The recovery trend in service, body, and parts for the month reflected two more production days in 2020 compared to the same period last year. Same store web traffic, representing unique visitors to our websites, increased nearly 53% for the entire month of June compared to the same period a year ago.

“The notable improvements throughout all business lines are representative of our team’s continuous commitment to providing consumers safe, convenient and affordable solutions wherever, whenever and however they desire,” said Bryan DeBoer, President and CEO. “Lithia is primed for the second half of 2020 with the expansion of our proprietary ecommerce home channel and the further acceleration of our growth strategy.”

Lithia also announced the acquisition of the Smolich Chrysler Jeep Dodge Ram and Nissan locations in Bend, Oregon, which are anticipated to generate $100 million in steady state annualized revenues.

“As the automotive retail environment continues to show significant sequential improvements, we have restarted acquisitions, completing the first two pending acquisitions,” said DeBoer. “Growth of our network is the foundation to the fulfillment of our current and future brand promises, regional logistics plan and ability to provide competitive customer offerings through all six business lines.”

About Lithia
Lithia Motors, Inc. is a leading provider of personal transportation solutions in the United States and is among the fastest growing companies in the Fortune 500 (#252-2020). Lithia’s rapid growth is powered by people, an industry leading coast-to-coast physical network and ecommerce digital home solutions. Lithia increases market share and optimizes profitability by focusing on the consumer experience and applying proprietary performance measurement systems fueled by data science. Lithia’s unique growth model generates significant cash flows, which funds innovation and the expansion of its nationwide network, creating personal transportation solutions wherever, whenever and however consumers desire.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com

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http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
Eric Pitt
VP, Investor Relations and Treasurer
EPitt@lithia.com
(541) 864-1748

Forward-Looking Statements
Certain statements in this press release, and at times made by our officers and representatives, constitute forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Generally, you can identify forward-looking statements by terms such as “anticipate”, “project”, “outlook”, “target”, “may”, “will”, “would”, “should”, “seek”, “expect”, “plan”, “intend”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “likely”, “goal”, “strategy”, “future”, “maintain”, and “continue” or the negative of these terms or other comparable terms. Examples of forward-looking statements in this press release include, among others, statements regarding:

•	Anticipated positive and negative impacts in consumer demand or governmental restrictions related to the COVID-19 pandemic or otherwise;

•	Expected level of business interruption due to shelter in place policies or lifting of those restrictions, and when volumes and consumer demand will return;

•	Future market conditions in the second half of 2020 and beyond;

•	Future acquisitions; and

•	Our strategies for customer retention, growth, market position, financial results and risk management.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this presentation. Therefore, you should not rely on any of these forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation:

•	Future economic and financial conditions (both nationally and locally), including as a result of the COVID-19 pandemic;

•	Changes in customer demand and customers confidence, and the financial ability of customers to purchase vehicles;

•	Our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers;

•	Risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms);

•	The adequacy of our cash flow and earnings and other conditions;

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Disruptions to our technology network including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures, facilities or equipment; and

•
Government regulations, legislation and others set forth throughout “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.